Exhibit 10.19

Type: Time-Based Option
Name:
Number of Shares Subject to Option:
Price per Share:
Date of Grant:

HEALTHCARE TECHNOLOGY HOLDINGS, INC.

2010 EQUITY INCENTIVE PLAN

THIS AWARD AND ANY SECURITIES ISSUED UPON EXERCISE OF THIS OPTION ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE MANAGEMENT STOCKHOLDERS AGREEMENT (AS DEFINED IN THE HEALTHCARE TECHNOLOGY HOLDINGS, INC. 2010 EQUITY INCENTIVE PLAN).

HEALTHCARE TECHNOLOGY HOLDINGS, INC. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

DIRECTOR NONSTATUTORY OPTION AGREEMENT

1. Grant of Option. This agreement (the “Agreement”) evidences the grant by Healthcare Technology Holdings, Inc. (the “Company”) to the undersigned (the “Optionee”) on [                ] (the “Date of Grant”) of an option (the “Option”) under the Healthcare Technology Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”), the terms of which are incorporated herein by reference, to purchase, in whole or in part, on the terms provided herein and in the Plan, the number of shares of Stock set forth in Schedule A (the “Shares”) with an exercise price of $[        ] per share (the Fair Market Value of the Stock on the Date of Grant), in each case subject to adjustment pursuant to Section 7 of the Plan. The Option will vest in accordance with Section 3 below.

The Option evidenced by this Agreement is intended to be a nonstatutory option (that is, an option not described in subsection (b) of Section 422) and is granted to the Optionee in connection with the Optionee’s Employment by the Company and its qualifying subsidiaries. For purposes of the immediately preceding sentence, “qualifying subsidiary” means a subsidiary of the Company as to which the Company has a “controlling interest” as described in Treas. Regs. § 1.409A-1(b)(5)(iii)(E)(1).

2. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning as in the Plan. The following terms shall have the following meanings:

(a) “Beneficiary” means, in the event of the Optionee’s death, the beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Optionee prior to death and not subsequently revoked, or, if there is no such designated beneficiary, the executive or administrator of the Optionee’s estate. An effective beneficiary designation shall be treated as having been revoked only upon receipt by the Administrator, prior to the Optionee’s death, of an instrument of revocation in form acceptable to the Administrator. If the Option or any portion thereof has been transferred to a Permitted Transferee who is a natural person and such Permitted Transferee dies while the Option or transferred portion thereof is outstanding, the Option or portion thereof so transferred may thereafter be exercised, to the extent it remains exercisable and subject to such limitations as the Administrator may impose, by the person or persons to whom it passed from the Permitted Transferee by the applicable laws of descent and distribution.

(b) “Disability” means the Optionee becomes disabled during his or her service to the Company through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his or her duties and responsibilities as a member of the Board (notwithstanding the provision of any reasonable accommodation) for one hundred eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. The definition of Disability in this Agreement shall apply for purposes of this Agreement, the Management Stockholders Agreement and the Plan.

(c) “Option Holder” means the Optionee or, if as of the relevant time the Option has passed to a Beneficiary or Permitted Transferee, the Beneficiary or Permitted Transferee, as the case may be, who holds the Option pursuant to the terms of this Agreement.

(d) “Permitted Transferee” means a transferee of the Option pursuant to a transfer described at Section 6 below.

3. Vesting; Method of Exercise; Treatment of the Option Upon Cessation of Employment.

(a) Generally. As used herein with respect to the Option or any portion thereof, the term “vest” means to become exercisable. Unless earlier terminated, relinquished or expired, the Option shall vest in accordance with the terms of Schedule A.

(b) Exercise of the Option. No portion of the Option may be exercised until such portion vests. Each election to exercise any vested portion of the Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by the Beneficiary or Permitted Transferee to whom such portion of the Option has passed (subject to any restrictions provided under the Plan and the Management Stockholders Agreement). Each such written exercise election must be received by the Company at its principal office and be accompanied by payment in full as provided in the Plan. The purchase price may be paid (i) by cash or check acceptable to the Administrator, (ii) by such other means, if any, as may be acceptable to the Administrator, or (iii) by any combination of the foregoing permissible forms of payment; provided, however, that in addition to the foregoing, in the event of an exercise of the Option, or a portion of the Option, in connection with or following a cessation of Employment as result of death, Disability or termination by the Company without Cause, or in the event of an exercise of the Option, or a portion of the Option, on or immediately prior to the Final Exercise Date while the Optionee remains a member of the Board, the purchase price may be paid, at the Optionee’s election, on a cashless basis under which shares of Stock otherwise deliverable under the Option and having a Fair Market Value equal to the exercise price are withheld by the Company in accordance with the Plan. In the event that the Option is exercised by a person other than the Optionee, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise the Option. The latest date on which the Option or any portion thereof may be exercised is the 10th anniversary of the Date of Grant, (the “Final Exercise Date”), and if not exercised by such date the Option or any remaining portion thereof will thereupon immediately terminate.

(c) Treatment of the Option Upon Cessation of Employment. If the Optionee’s Employment ceases, the Option to the extent not already vested will be immediately forfeited and any vested portion of the Option will be treated as follows:

(i) Subject to (ii), (iii) and (iv) below, the Option, to the extent exercisable immediately prior to the cessation of the Optionee’s Employment, will remain exercisable until the earlier of (i) 30 days following cessation of Employment or (ii) the Final Exercise Date, and, unless previously exercised, will thereupon immediately terminate.

(ii) In the event of cessation of the Optionee’s Employment by reason of death or Disability, the Option, to the extent exercisable immediately prior to Optionee’s death or Disability, will remain exercisable until the earlier of (i) the first anniversary of the Optionee’s death or Disability, or (ii) the Final Exercise Date, and, unless previously exercised, will thereupon immediately terminate.

(iii) In the event of cessation of the Optionee’s Employment by the Company without Cause, the Option, to the extent exercisable immediately prior to the cessation of the Optionee’s Employment, will remain exercisable until the earlier of (i) 90 days following cessation of Employment, or (ii) the Final Exercise Date, and, unless previously exercised, will thereupon immediately terminate.

(iv) The Option will terminate immediately prior to a cessation of the Optionee’s Employment if such cessation of Employment has resulted in connection with an act or failure to act constituting Cause.

4. Share Restrictions, etc. Except as expressly provided herein, the Optionee’s rights hereunder and with respect to Shares received upon exercise are subject to the restrictions and other provisions contained in the Management Stockholders Agreement. The Optionee shall execute the Management Stockholders Agreement as a Manager (as such term is defined in the Management Stockholders Agreement). For purposes of the Management Stockholders Agreement, “employment” shall mean the Optionee’s provision of services as a member of the Board. The Optionee acknowledges that the provisions in the Management Stockholders Agreement relating to “Retirement” shall not apply to the Optionee.

5. Legends, etc. Shares issued upon exercise shall bear such legends as may be required or provided for under the terms of the Management Stockholders Agreement.

6. Transfer of Option. The Option may only be transferred to a legal representative in the event of the Optionee’s incapacity or to one or more transferees permitted under Section 6(a)(3) of the Plan.

7. Withholding. The Optionee shall be responsible for satisfying and paying all taxes arising from or due in connection with the exercise of the Option. The Company and its subsidiaries shall have no liability or obligation related to the foregoing.

8. Treatment of the Option upon Consummation of a Covered Transaction. Notwithstanding Section 7(a)(3) of the Plan that permits the Administrator, in its discretion, to accelerate the exercisability of Awards in connection with a Covered Transaction in which there is no assumption, continuation, substitution or cash-out of an Award, the portion of the Option that is outstanding immediately prior the consummation of a Covered Transaction, to the extent that it is not assumed, continued, substituted or cashed-out in connection with the Covered Transaction in accordance with the terms of the Plan, shall vest in full immediately prior to the consummation of such Covered Transaction.

9. Effect on Employment. Neither the grant of the Option, nor the issuance of Shares upon exercise of the Option, shall give the Optionee any right to be retained in the employ or service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

10. Miscellaneous. The Optionee agrees not to disclose confidential information of the Company and its subsidiaries (referred to collectively in this Section 10 as “IMS”) to anyone outside of IMS except as specifically described below; neither will the Optionee use such information for his or her own personal benefit. Confidential information may only be disclosed to someone outside of IMS if it is (a) to further a legitimate business purpose of IMS, and (b) disclosed after the intended recipient has signed an IMS approved agreement containing the appropriate confidentiality provisions. In addition, the Optionee agrees to make every reasonable effort to (a) ensure the confidentiality and integrity of confidential information of IMS and (b) protect it against reasonably anticipated threats or hazards to its security or integrity. “Confidential information,” as referred to here, means information not generally known outside IMS. Examples of confidential information include, but are not limited to, non-public technical knowledge of methodologies, computer programs, and work processes of IMS; business information regarding costs, profits, sales, licensing arrangements, markets, and customer lists of IMS; knowledge of future activities within IMS, such as products or services in research and development or marketing plans; data obtained or created from sources outside IMS; and information provided to IMS by a third party which IMS has agreed to keep confidential.

Upon IMS’s request, the Optionee will promptly return to IMS or destroy all company materials that came into his or her possession, custody or control in connection with his or her service as a member of the Board. The term “materials” includes, but is not limited to, all notes, correspondence, reports, computer programs, customer lists, data, manuals, presentations, and contracts which in any way relates to IMS’s business, and any confidential information referred to above. Upon cessation of service as a member of the Board, the Optionee will promptly return all such materials without retaining any copies.

11. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

By acceptance of the Option, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Management Stockholders Agreement.

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Executed as of the      day of         ,         .

Healthcare Technology Holdings, Inc.	HEALTHCARE TECHNOLOGY HOLDINGS, INC.

By:

Optionee
Name:

[Signature Page to Director Nonstatutory Option Agreement]